EXHIBIT C

TABLE OF PURCHASES AND SALES
OF CANWEST GLOBAL COMM. CORP.

PURCHASES

DATE	NUMBER OF SHARES	PRICE PER SHARE IN CANADIAN DOLLARS
April 02 07	52,400 85,000	6.78 6.68

SALES

DATE	NUMBER OF SHARES	PRICE PER SHARE IN CANADIAN DOLLARS
April 24 May 07 13 15 June 10	75,000 414,400 180,100 119,900 200,000	8.12 8.34 8.46 8.46 8.95

Purchases and Sales effected in Canada